Exhibit A

HC2 Holdings Executive Officers and Directors

Name	Business Address	Citizenship	Principal Occupation

Philip A. Falcone	450 Park Avenue 30th Floor, New York, NY 10022	U.S.	President, Chief Executive Officer and Chairman of the Board of Directors

Keith Hladek	450 Park Avenue 30th Floor, New York, NY 10022	U.S.	Vice Chairman, Chief Operating Officer and Director

Mesfin Demise	460 Herndon Parkway, Suite 150, Herndon, VA 20170	U.S.	Chief Financial Officer and Director

Andrea L. Mancuso	460 Herndon Parkway, Suite 150, Herndon, VA 20170	U.S.	Acting General Counsel and Corporate Secretary

HC2 Executive Officers and Directors

Name	Business Address	Citizenship	Principal Occupation

Philip A. Falcone	450 Park Avenue 30th Floor, New York, NY 10022	U.S.	President, Chief Executive Officer and Chairman of the Board of Directors

Robert M. Pons	450 Park Avenue 30th Floor, New York, NY 10022	U.S.	Executive Vice President of Business Development and Director

Keith Hladek	450 Park Avenue 30th Floor, New York, NY 10022	U.S.	Chief Operating Officer

Mesfin Demise	460 Herndon Parkway, Suite 150, Herndon, VA 20170	U.S.	Chief Financial Officer

Paul Voigt	460 Herndon Parkway Suite 150, Herndon, VA 20170	U.S.	Senior Managing Director

Ian Estus	450 Park Avenue 30th Floor, New York, NY 10022	U.S.	Managing Director - Investments

Andrea L. Mancuso	460 Herndon Parkway, Suite 150, Herndon, VA 20170	U.S.	Acting General Counsel and Corporate Secretary

Exhibit A

Wayne Barr, Jr.	450 Park Avenue 30th Floor, New York, NY 10022	U.S.	Director

Robert V. Leffler, Jr.	460 Herndon Parkway, Suite 150, Herndon, VA 20170	U.S.	Director

Daniel Tseung	460 Herndon Parkway, Suite 150, Herndon, VA 20170	Hong Kong	Director

Neither of the Reporting Persons, and none of the executive officers or directors of the Reporting Persons, has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Except as set forth below, neither of the Reporting Persons, and none of the executive officers or directors of the Reporting Person, has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

On September 18, 2013, the United States District Court for the Southern District of New York entered a final judgment (the “Final Judgment”) approving a settlement between the SEC and Harbinger Capital Partners LLC (“HCP LLC”), Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”) LLC, Harbinger Capital Partners Offshore Manager, L.L.C., and Philip Falcone (collectively, the “HCP Parties”), in connection with the two civil actions previously filed against the HCP Parties by the SEC. One civil action alleged that certain HCP Parties violated the anti-fraud provisions of the federal securities laws by engaging in market manipulation in connection with the trading of the debt securities of a particular issuer from 2006 to 2008. The other civil action alleged that HCP LLC and Mr. Falcone violated the anti-fraud provisions of the federal securities laws in connection with a loan made by HCPSS to Philip Falcone in October 2009 and in connection with the circumstances and disclosure regarding alleged preferential treatment of, and agreements with, certain fund investors.

The Final Judgment bars and enjoins Mr. Falcone for a period of five years (after which he may seek to have the bar and injunction lifted) from acting as or being an associated person of any “broker,” “dealer,” “investment adviser,” “municipal securities dealer,” “municipal adviser,” “transfer agent,” or “nationally recognized statistical rating organization,” as those terms are defined in Section 3 of the Securities Exchange Act of 1934 and Section 202 of the Investment Advisers Act of 1940 (such specified entities, collectively, the “Specified Entities”). Under the Final Judgment, Mr. Falcone may continue to own and control HGI and its subsidiaries and continue to serve as HGI’s Chief Executive Officer, director and Chairman of HGI’s board except that during the period of the bar Mr. Falcone may not, other than as a result of his ownership and control of the HGI and its subsidiaries, engage in any actions that would result in him being an associated person of certain subsidiaries of HGI that are Specified Entities. During the period of the bar, Mr. Falcone may also remain associated with HCP LLC and other HCP LLC related entities, provided that, during such time, Mr. Falcone’s association must be limited as set forth in the Final Judgment. The settlement requires the HCP Parties to pay disgorgement of profits, prejudgment interest, and civil penalties totaling approximately $18 million.